UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF
Campbell Neurosciences, Inc.
a Delaware corporation

December 22, 2020

The undersigned, constituting all of the members of the Board of Directors (the "**Board**") of Campbell Neurosciences, Inc. (CNSI), a Delaware corporation (the "**Company**"), hereby consent to the adoption of the following resolutions, effective as of December 22, 2020, by written consent in lieu of a meeting of the Board:

RESOLVED, that Thomas E. Ichim be appointed as Director effective December 22, 2020.

This consent action shall be filed in the minute book of the Company and become a part of the records of the Company. A facsimile or .pdf counterpart of this consent action shall have the same legal effect as an original of the same.

Timothy G. Dixon
Chairman & Sole Director